Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of October 19, 2007 (the “Effective Date”), by and among Eagle Broadband, Inc., a Texas corporation (“Seller”), and Security Financing Services, Inc., a Nevada corporation (“Buyer”).

BACKGROUND

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of Seller’s business known as SatMAX (the “Business”), which provides Iridium-based satellite communications systems to Iridium service subscribers and other end user customers, together with all historical records and documents of the Business, including the right to use any assumed names, logos, or other identifiers associated with the Business (except for names, logos or other identifiers which are primarily associated with the Seller’s corporate image or non-SatMAX businesses, including, but not limited to, the name “Eagle Broadband” and the Eagle Broadband logo.)

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1.

PURCHASE AND SALE OF THE BUSINESS.

1.1

Purchase of Business.  On the terms contained in this Agreement, Seller shall sell, transfer and deliver to Buyer, by appropriate instruments satisfactory to Buyer and its counsel, all right, title and interest of Seller and its Affiliates in and to the Business, including without limitation, all patents, trademarks, licenses, lists, records and other information pertaining to drawings, blueprints, work orders, product data, customer lists, computer code, accounts receivable, inventory, equipment, equipment maintenance, utilization, and all books, ledgers, files and business records pertaining to the Business, whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise.

1.2

Excluded Liabilities.  Buyer shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any debts, liabilities, liens, assessments, or obligations of Seller of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and regardless of when or by whom asserted (collectively, “Excluded Liabilities”).

2.

PURCHASE PRICE AND CLOSING

2.1

Purchase Price.  Subject to the conditions contained in this Agreement, in consideration for the transfer of the Business, Buyer shall (i) pay to Seller one hundred thousand dollars ($100,000) (the “Cash Payment”) and (ii) the earn-out payments described in Section 2.2 below (the “Earn-Out Payments).  The Cash Payment and Earn-Out Payments are collectively referred to herein as the “Purchase Price”.

2.2

Earn-Out Payments.

(a)

The first Earn-Out Payment shall be equal to ten percent (10%) of the gross profit attributable to the Business during the first twelve-month period following the Closing Date.  Buyer shall make the first Earn-Out Payment to Seller on the first business day of the sixteenth month after the Closing Date.

(b)

The second Earn-Out Payment shall be equal to ten percent (10%) of the gross profit attributable to the Business during the second twelve-month period following the Closing Date.  Buyer shall make the second Earn-Out Payment to Seller on the first business day of the twenty-eighth month after the Closing Date.

(c)

The third Earn-Out Payment shall be equal to five percent (5%) of the gross profit attributable to the Business during the third twelve-month period following the Closing Date.  Buyer shall make the third Earn-Out Payment to Seller on the first business day of the fortieth month after the Closing Date.

(d)

For purposes of calculating the Earn-Out Payments, gross profit shall be defined as the difference between Business sales revenue and associated cost of goods sold.  Sales revenue means all monies, instruments, assets and other things of value received or receivable by Buyer or any of its Affiliates in connection with Buyer’s operation of the Business.  Cost of goods sold means direct material cost, direct labor cost and factory burden incurred by Buyer or its Affiliates directly associated with the manufacture of goods sold in connection with Buyer’s operation of the Business.

(e)

Upon Seller’s request, Seller may, at its own expense and during regular business hours, examine or cause to be examined by a certified public accountant the books of account of Buyer insofar as they relate to the calculation of any Earn-Out Payment.  If, as a result of such an audit, it is determined that there has been an underpayment of amounts due to Seller hereunder, Buyer shall immediately pay to Seller an amount equal to the resulting underpayment.  If the resulting underpayment is greater than five percent (5%) of the correct Earn-Out Payment amount, Buyer shall immediately reimburse Seller for the cost of the audit.

2.3

Allocation of Purchase Price.  The Purchase Price shall be allocated as provided in Schedule 2.3, attached hereto.

2.4

Closing.  The closing of the purchase and sale of the Business (the “Closing”) will take place at such place and date as mutually agreed upon by Buyer and Seller to close (such date is herein called the “Closing Date”). At the closing, the following shall occur:

(i)

Seller shall first deliver to Buyer:

(A)

A bill of sale and other good and sufficient instruments of transfer and conveyance as shall be effective to vest in Buyer marketable title to the assets to be sold and assigned to Buyer as provided in this Agreement;

(B)

A copy of the UCC-3 termination statement filed on October 15, 2007;

(C)

An assignment of all trademarks, patents, and licenses;

(D)

Seller’s certificate of good standing;

(ii)

Buyer shall deliver to Seller $100,000.00 by certified or cashier's check or wire transfer.  Following the Closing, Seller will provide Buyer any assistance reasonably requested by Buyer in transitioning the operation of the Business to Buyer.

2.4

Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means when used with respect to any Person, (a) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than twenty percent (20%) of any class of any equity security (as defined in Section 3(a)(ii) of the Securities Exchange Act of 1934, as amended) thereof, and, if such beneficial owner is a partnership, any general or limited partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (b) if such Person is a partnership, any general or limited partner thereof and (c) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For purposes of this definition, (i) “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; and (ii) all officers, directors, and stockholders of such party shall be considered an Affiliate of such party.

“Government Entity” means any public body or authority, including courts of competent jurisdiction, domestic or foreign.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

3.

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER.

As an inducement to Buyer to enter into this Agreement and to consummate these transactions, Seller represents and warrants to Buyer as follows:

3.1

Organization of Seller.  Seller is a corporation, formed and duly organized under the laws of the State of Texas, has the requisite power and authority to own and operate the Business, to enter into this Agreement and to perform the terms of this Agreement.

3.2

Authority of Seller.

Seller has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.  This Agreement and each other agreement or instrument of Seller contemplated by it will be, the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except where such enforceability is limited by any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws or equitable principles affecting the enforcement of creditor’s rights.  The execution, delivery and performance of this Agreement and the other agreements of Seller contemplated by it do not require any further authorization, the consent of or notice to any third party.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in any violation of or constitute a default under any term of any agreement, mortgage, debt instrument, indenture, or other instrument, judgment, decree, order, award, law or regulation by which Seller is bound, or result in the creation of any lien upon the Business.

3.3

Broker or Finder.  Neither Seller, nor any party acting on Seller’s behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.

3.4

Options, Warrants and Rights of First Refusal.  No Person has any option, warrant or right of first refusal to purchase the Business.

3.5

Litigation.  With respect to the Business, (i) there are no orders, investigations or claims pending or, to the best knowledge of Seller, threatened against Seller, or pending or threatened by either Seller against any third party, at law or in equity, or before or by any Government Entity, (ii) neither Seller nor the Business are subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries, and (iii) to the best knowledge of Seller, there is no basis for any of the foregoing.

3.6

Licenses, Permits, and Certifications.  Seller possesses all necessary licenses, permits, and certifications required to operate the Business and, by its execution hereof, hereby conveys and assigns all such licenses, permits, and certifications to the extent permitted by law.

3.7

Material Facts.  Seller represents and warrants that it has presented to Buyer true, complete, and correct documents relating to the Business and that all such information does not misstate a material fact or omit to state a material fact.

3.8

Reliance on Representations and Warranties.  Seller acknowledges that Buyer is relying on the representations and warranties of Seller herein made.

3.9

Insurance.

(A)

Seller maintains a Comprehensive General Liability (“CGL”) policy which satisfies these conditions:

(1)

It covers all of Seller’s Business and other contracts with its customers;

(2)

it includes errors and omissions coverage;

(3)

it was in effect at the time Seller sold each product manufactured or sold by the Business;

(4)

the minimum amount of per incident coverage is at least One Million Dollars ($1,000,000);

(5)

Seller has not been advised of any default under Seller’s insurance policy, and Seller has no intention to terminate such policy; and

(6)

Seller has complied with all material conditions in its policy.

(B)

Seller has provided Buyer a copy of its CGL policy.  All such insurance policies are in full force and effect and will remain so throughout the term of this Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate these transactions, Buyer represents, warrants and covenants to Seller as follows:

4.1

Organization of Buyer.  Buyer is a corporation, formed and duly organized under the laws of the State of Nevada, has the requisite power and authority to enter into this Agreement and to perform the terms of this Agreement.

4.2

Authority of Buyer.  Buyer has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.  This Agreement is, and each other agreement or instrument of Buyer contemplated by it will be, the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except where such enforceability is limited by any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws or equitable principles affecting the enforcement of creditor’s rights.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will conflict with or result in any violation of or constitute a default under any term of the certificate of incorporation or bylaws of Buyer, or any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, award, law or regulation by which Buyer is bound.

4.3

Broker or Finder.  Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.

4.4

Litigation.  There is no action, suit or proceeding pending or, to the knowledge of Buyer threatened to which Buyer is party that questions the legality or propriety of the transaction contemplated by this Agreement.  Buyer is not subject to any order, judgment or decree, or any other restriction, that is likely to prevent or hinder the transaction contemplated by this Agreement.

5.

INDEMNIFICATION

5.1

Survival of Representations, Warranties, Etc.  The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing and remain in full force and effect until that certain judgment against Seller in favor or H. Dean Cubley (Cause No. 2006-52676 in the 333rd Judicial District Court of Harris County, Texas), has been fully satisfied (the “Expiration Date”).  All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate on the Expiration Date; provided that if notice of any claim for indemnification pursuant to Section 5.2(ii) or 5.3(ii) shall have been given prior to the Expiration

Date and such notice describes with reasonable specificity or description the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.

5.2

Seller Indemnification.  Seller agrees to indemnify Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns (collectively, the “Buyer Parties”), and hold it and them harmless against any loss, liability, deficiency, damage or expense (including legal expenses and costs and including interest and penalties) (a “Loss”) that any of the Buyer Parties may suffer, sustain or become subject to, as a result of (i) any breach of any covenant or agreement of Seller herein; (ii) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement; (iii) any claims of any brokers or finders claiming by, through or under Seller, (iv) the assertion against any of the Buyer Parties of any liability or claim relating to any Excluded Liability, or (v) the operation of the Business and all goods sold by the business prior to the Closing Date.

5.3

Buyer Indemnification.  Buyer agrees to indemnify Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns (collectively, the “Seller Parties”) and hold the Seller Parties harmless against any Loss that any of the Seller Parties may suffer, sustain or become subject to, as the result of (i) any breach of any covenant or agreement of Buyer herein; (ii) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement; (iii) any claims of any brokers or finders claiming by, through or under Buyer, or (iv) the operation of the Business on and after the Closing Date.

5.4

Defense of Claims.  If a party hereto seeks indemnification under this Section 5, such party (the “Indemnified Party”) shall give written notice (“Notice of Loss”) to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim.  In that regard, if any suit, action, claim, liability or obligation (a “Proceeding”) shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 5, the Indemnified Party shall within 30 days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party.  The Indemnifying Party, if it so elects, shall assume and control the defense of such Proceeding (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to Section 5, the Indemnified Party may elect to participate in a joint defense of such Proceeding (a “Joint Defense Proceeding”) for which the expenses of such joint defense will be shared equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties.  If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within 30 days after the Indemnified Party has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel.  The Indemnifying Party shall not be liable for any settlement of any Proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties.  If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment.  If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist the Indemnifying Party in such defense.

5.5

Payments.  Any payment pursuant to a claim for indemnification shall be made as follows:

(a)

If the Notice of Loss with respect to a claim does not relate to a Proceeding brought by a third party, then the Indemnifying Party shall have 30 days to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by delivering written notice of objection thereof to the Indemnified Party.  If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such 30 day period, then the Indemnifying Party shall be deemed to have agreed to the Notice of Loss and shall be obligated to immediately pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected.  If the Indemnifying Party sends a timely notice of objection, then the Indemnifying Party and the Indemnified Party shall use their commercially reasonable efforts to settle (without an obligation to settle) such claim for indemnification.  If the Indemnifying Party and the Indemnified Party do not settle such dispute within 30 days after the Indemnified Party’s receipt of the Indemnifying Party’s notice of objection, then each of the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under Section 5.

(b)

If the Notice of Loss with respect to a claim relates to a Proceeding brought by a third party, then the procedures set forth in Section 5.4 shall be applicable and payment shall be made not later than 30 days after the amount of the claim is finally determined.

5.6

Limitations.  In no event shall Seller or Buyer be liable for any Loss arising after the Expiration Date.

6.

GENERAL PROVISIONS; ADDITIONAL AGREEMENTS

6.1

Dispute Resolution.  All disputes or claims arising from this Agreement of any nature whatsoever shall be resolved by a court of competent jurisdiction located in Harris County, Texas (or if there is exclusive federal jurisdiction, the United States District Court of the Southern District of Texas).

6.2

Assignment; Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Buyer, Seller and their respective successors and assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by Seller or Buyer, except that either party may assign this Agreement and any of the provisions hereof to any Affiliate of such party without the consent of the other party.

6.3

Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its conflicts of law provisions.

6.4

Notices.  All notices or other communications required or permitted hereunder will be in writing and will be deemed given when delivered personally, by registered or certified mail, by legible facsimile transmission, electronic mail or by prepaid overnight courier addressed as follows:

If to Buyer, to:

Security Financing Services, Inc.
1250 Wood Brand Park Dr., Ste. 400
Houston, TX 77079
Attention: Don Bresina, Chairman
Fax: (281) 340-5720
Email: dbresina@securityfinserv.com

If to Seller, to:

Eagle Broadband, Inc.
101 Courageous Drive
League City, TX 77573
Attention: Brian Morrow, Chief Operating Officer
Fax: (281) 538-4730
Email: bmorrow@eaglebroadband.com

Notice will be deemed received the same day (when delivered personally, via electronic mail or by facsimile transmission), 5 days after mailing (when sent by registered or certified mail) and the next business day (when delivered by overnight).  Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

6.5

Specific Performance.  Seller and Buyer acknowledge and agree that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, Seller and Buyer agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

6.6

Entire Agreement; Amendments.  This Agreement is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to such subject matter, including without limitation, the letter of intent dated July 16, 2007, previously executed by Buyer and Seller.  No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any party unless made in writing and signed by such party.  The parties further agree that the prior drafts of this Agreement will not be used to interpret this Agreement and will not be admissible into evidence at any time.

6.7

Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing.  The failure of any party to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

6.8

Expenses.  Except as otherwise provided in this Agreement, Buyer and Seller will each pay their own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants; provided that in any action to enforce the terms of this Agreement, the prevailing party in such action will be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action, together with interest, plus the cost of collection thereof.

6.9

Partial Invalidity.  Wherever possible, each provision will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of these provisions will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of these transactions to be unreasonable.

6.10

Further Assurances.  From time to time following the Closing, either party will: (a) promptly deliver to the other party any cash or other property that it may receive that is for the account of such other party; and (b) at the request of such other party and without further consideration, execute and deliver to such other party such other instruments of conveyance and transfer as such other party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contained herein.

6.11

Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement, and will become effective when counterparts, that together contain the signatures of each party hereto, will have been delivered to Buyer and Seller.  Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

6.12

Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns.

6.13

Confidentiality.  After the Closing, Seller shall continue to maintain the confidentiality of all information, documents and materials relating to the Business, including all such materials which remain in the possession of Seller, except to the extent disclosure of any such information is required by law or authorized by Buyer or reasonably occurs in connection with disputes over the terms of this Agreement, and Buyer shall maintain the confidentiality of all information, documents and materials relating to Seller (other than that relating to the Business) which Buyer has obtained in connection with this Agreement or with the transactions contemplated herein, except to the extent disclosure of any such information is required by law or authorized by Seller or reasonably occurs in connection with disputes over the terms of this Agreement.  In the event that any party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 8.14, the disclosing party will (a) provide the other party with prompt notice before such disclosure in order that any party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information, and (b) cooperate with the other party in attempting to obtain such order or assurance.  The provisions of this Section 8.14 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable party bound hereunder or its Affiliates.

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first above written.

	EAGLE BROADBAND, INC.		SECURITY FINANCING SERVICES, INC.

By:	/s/ Brian Morrow	By:	/s/ Don Bresina
Name:	Brian Morrow	Name:	Don Bresina
Title:	Chief Operating Officer	Title:	Chairman